Exhibit 5.1
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  April 10, 1998

  Cytogen Corporation
  600 College Road East
  Princeton, New Jersey 08540

  Ladies and Gentlemen:

          We have acted as counsel to Cytogen Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration
  Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of 6,250,000 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company which may be issued upon the conversion of the Company's 6% Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), plus such additional indeterminate number of shares of Common Stock as may become issuable either as a result of the anti-dilution provisions of the Certificate of Designation of the Series B Preferred Stock (the "Certificate of Designation")pursuant to which the Common Stock will be issued, or by reason of a reduction in the conversion price of the Series B Preferred Stock in accordance with the provisions of the Certificate of Designation.

          We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Restated Certificate of Incorporation of the Company and the By-laws of the Company.

          Based on the foregoing, we are of the opinion that the Common Stock issuable upon conversion of the Series B Preferred Stock (including those shares of Series B Preferred Stock issued as dividends, if any) has been duly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Series B Preferred Stock in accordance with the terms of the Convertible Preferred Stock Purchase Agreement dated December 9, 1997 and the Certificate of Designation, will be validly issued, fully paid and nonassessable.


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          We hereby consent to the filing of this opinion as
  Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

          We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the general corporate laws of the State of Delaware and the federal law of the United States of America. The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

                                Very truly yours,

                                /s/ DEWEY BALLANTINE LLP

                                DEWEY BALLANTINE LLP


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